Exhibit 23.9
Consent of Independent Registered Public Accounting Firm
To the Board of Directors of Shinyo Mariner Limited:

We consent to the use of our report dated February 11, 2008 with respect to the balance sheets of Shinyo Mariner Limited as of December 31, 2005 and 2006, and the related statements of operations, shareholder’s (deficit)/equity and cash flows for the period from December 22, 2004 (date of incorporation) to December 31, 2004, and the years ended December 31, 2005 and 2006, included herein and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG
Hong Kong, China

February 12, 2008